Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS APRIL SALES RESULTS

Minneapolis, MN, May 10, 2007 — Christopher & Banks Corporation (NYSE: CBK) today reported April sales results.

For the five-week period ended May 5, 2007, total sales were $56.9 million compared to $59.5 million for the five-week period ended April 29, 2006.  April same-store sales for the five weeks ended May 5, 2007 are compared to the five-week period ended May 6, 2006.  On this basis, same-store sales for the five-week period ended May 5, 2007 were down 12%.  Total sales for the two months ended May 5, 2007 were $98.7 million compared to $96.0 million for the two months ended April 29, 2006.  Same-store sales for the two months ended May 5, 2007 declined 7% compared to the corresponding nine-week period ended May 6, 2006.  As of May 5, 2007, the Company operated 792 stores compared to 726 stores as of April 29, 2006.

Matt Dillon, President and Chief Executive Officer, commented, “April results were negatively impacted by unseasonably cool temperatures in an extensive portion of our comp store base.  As the month progressed we saw improved performance with the completion of our Early Summer floor set.  We are encouraged that same-store sales improved during the final two weeks of the month and were modestly positive in the last week of the month.”

Financial Outlook

For the fiscal first quarter ending June 2, 2007, earnings guidance remains unchanged as the Company continues to expect earnings in the range of $0.30 to $0.31 per diluted share compared to $0.39 per diluted share last year.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company operates 792 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 526 Christopher & Banks stores, 228 C.J. Banks stores and 38 Acorn stores.

This release contains forward-looking statements, including a statement regarding the Company’s anticipated first quarter fiscal 2008 earnings of $0.30 to $0.31 per diluted share.   The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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